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Exhibit 99.1

            China Direct, Inc. Launches CDI Pan Magnesium Subsidiary Magnesium Production Capacity will Increase to 18,000 Tons

BOCA RATON, FL - October 1, 2007 - (PR Newswire) - China Direct, Inc. (AMEX:
CDS), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced today that it has launched operations of CDI Pan Magnesium Company, Limited ("CDI Pan Magnesium"), a joint venture subsidiary 51% owned by China Direct.

China Direct will contribute 51 million RMB (approximately $6.75 million) as registered capital which will be staged over the course of 2 years. The first installment of $2.035 million will be provided by China Direct on October 1, 2007, which is the effective date for the joint venture's operations as a subsidiary of China Direct. CDI Pan Magnesium has registered capital of 100 million RMB (approximately $13.23 million).

CDI Pan Magnesium currently has a production capacity of approximately 6,000 tons of magnesium per year and is completing the construction of 2 new facilities which will add an additional 12,000 tons annually in 2008. Management believes these facilities will be completed in the first quarter of 2008. Additionally, management has received assurances from its joint venture partner in CDI Pan Magnesium, Shanxi Jinyang Coal and Coke Group Company, Limited, that the waste gas from Shanxi Jinyang's coke facility will be in place by the end of October to power production of the completed 18,000 ton magnesium manufacturing facilities.

Magnesium prices have continued to hold at high levels. Based on the current price of approximately $2,800 per ton, the new production capacity, when fully operational, will be able to generate approximately $50 million in annualized sales with an anticipated net profit margin of 15% to 20% for the fiscal year 2008.

Dr. James Wang, CEO of China Direct, commented, "China Direct's capital infusion will enable the new joint venture's facilities to use the latest production technologies that offer the most energy efficient, cost effective, and environmentally friendly process for magnesium production. The completion of these new magnesium facilities will elevate China Direct to be one of the top magnesium producers in the world. We are committed to our current plan of reaching manufacturing capacity of 40,000 to 50,000 tons of pure magnesium while distributing an additional 40,000 to 50,000 tons of magnesium in 2008. Our management team expects global demand for magnesium to increase substantially for the foreseeable future and we will continue to grow our magnesium operations to be a leading worldwide force in this industry."

About China Direct, Inc.

China Direct, Inc. (AMEX: CDS) is a U.S based company doing business in China through two divisions. Our management division acquires controlling stakes in Chinese companies, then provides investment capital and active management to enable these companies to thrive as our subsidiaries in their respective industries. Our consulting division assists other companies in China and the U.S. in establishing and maintaining a presence in the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.
Alan Sheinwald, Partner
Tel: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.
Richard Galterio, Executive Vice President
Tel: 1-877-China-57
Email: Richard@cdii.net